Exhibit (k)(5)

INCENTIVE FEE WAIVER AGREEMENT

Constitution Capital Access Fund, LLC

Agreement (“Agreement”) dated as of the 1st day of July, 2024, by and between Constitution Capital Access Fund, LLC, a Delaware limited liability company and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Fund”), and Constitution Capital PM, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Adviser serves as investment adviser to the Fund pursuant to an Investment Management Agreement (the “Management Agreement”) between the Adviser and the Fund dated September 30, 2022;

WHEREAS, pursuant to the Management Agreement, the Adviser is entitled to an incentive fee (the “Incentive Fee”) calculated and payable quarterly in arrears equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined in the Management Agreement);

WHEREAS, the Adviser presently waives, on a voluntary basis, all of the Incentive Fee that would otherwise be payable to it under the Management Agreement (the “Voluntary Waiver”); and

WHEREAS, the parties to this Agreement wish to provide for an undertaking by the Adviser to maintain the Voluntary Waiver for a period of at least one-year in order to present the waiver in the Fund’s prospectus and marketing materials.

NOW THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, hereby agree as follows:

1.     During the term of this Agreement, the Adviser shall waive any and all Incentive Fee that would otherwise be payable to it under the Management Agreement.

2.     Unless sooner terminated by the Board of Managers of the Fund (the “Board”) as provided in paragraph 3 of this Agreement, this Agreement will have a term ending one-year from the date first written above.

3.     This Agreement may be terminated by the Board, at any time, if the Board determines that such termination is in the best interest of the Fund and its shareholders.

4.    This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

5.    This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CONSTITUTION CAPITAL PM, LP

By: Constitution Capital PM GP, LLC, its General Partner

By:
Title:

CONSTITUTION CAPITAL ACCESS FUND, LLC

By:
Title:

[Signature page to Incentive Fee Waiver Agreement]